Exhibit 10.3

CALLAWAY GOLF SOUTH PACIFIC PTY LTD

A subsidiary of Callaway Golf Company

ACN 094 768 359 ABN 26 094 768 359

CONFIDENTIAL

Leighton Richards

c/o Callaway Golf South Pacific Pty Ltd.

Re:	Fifth Amendment to Contract of Employment / Effective 01 January 2012

Dear Leighton:

This Fifth Amendment to Contract of Employment (“Fifth Amendment”) is entered into effective 01 January 2012 between you and Callaway Golf South Pacific Pty Ltd (“Callaway”) pursuant to Clause 22 of the Contract of Employment entered into between the parties as of 21 October 2009, as amended (collectively, the “Contract”), and amends the terms and conditions of the Contract as follows:

1. Schedule 1. Clause 5, “Annual Bonus”, of Schedule 1 to the Contract is revised as stated in Schedule 1 attached to this Fifth Amendment, which supersedes and replaces Schedule 1 to the Contract in its entirety.

2. Counterparts/Signature. This Fifth Amendment may be signed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or electronic signature shall be deemed to have the same force and effect as an original signature.

3. But for the amendments contained herein, and any other written amendments properly executed by the parties, the Contract shall otherwise remain unchanged.

Sincerely,

/s/ Bradley J. Holiday

Bradley J. Holiday, Director

Callaway Golf South Pacific Pty Ltd.

Dated: May 1, 2012

I have read, understand and accept the terms of this Fifth Amendment to Contract of Employment with Callaway.

/s/ Leighton Richards
Leighton Richards

Dated: April 26, 2012

Attachment: Schedule 1

Schedule 1

(Revised per Fifth Amendment to Contract of Employment)

1.	Position Title – Effective 01 August 2011, Managing Director, Southeast Asia and South Pacific, Callaway Golf South Pacific Pty Ltd. (“Callaway”).

2.	Reporting – You will report to the Board of Directors of Callaway, which has provided that your direct report relationship shall be to the President and Chief Executive Officer of Callaway Golf Company, or as may be otherwise designated by the Board of Callaway (by way of members other than yourself).

3.	Base Salary – Effective 01 August 2011, AU$280,000 annually (prorated for any partial years of employment).

4.	Vehicle Lease and Allowance - Effective 01 January 2012

Employee’s annual vehicle allowance is $25,000 total (in addition to annual base salary), payable as follows:

Novated Vehicle Lease: Callaway shall pay Employee’s vehicle lease payments in the amount of $14,060.52 annually directly to the leasing company (the “Lessor”); payments to the Lessor shall be made in equal increments on a monthly basis. Any fringe benefit tax associated with this novated lease payment by Callaway to Lessor shall be paid by Callaway (not to exceed $13,000 annually without the prior written consent of the CFO of Callaway Golf Company).

Upon termination of Employee’s employment with Callaway, all costs related to the vehicle lease shall be the responsibility of Employee as of the date of termination. Should the vehicle lease referenced herein terminate, this clause shall become null and void.

Fuel and Maintenance Costs: Callaway shall provide Employee $10,939.48 per annum for the following:

1.	Petrol: By way of a Company-issued fuel card, up to $5,200.00 annually for petrol costs associated with Callaway business usage, to be reconciled at year end. Any unused portion of the $5,200 shall be paid out to Employee following year-end reconciliation in his next regularly scheduled pay cheque and will be taxable to Employee as income.

2.	Maintenance & Insurance: An amount of $5,739.48 annually for vehicle general maintenance and insurance, payable in equal instalments fortnightly to Employee in his regular pay cheque, less required withholding and taxes.

Employee shall provide Callaway with a Vehicle Log Book which meets the standards of the Australian Taxation Office within the first fringe benefit tax year and shall comply with the requirements of Callaway’s policies on vehicle leases and allowances, as may be modified from time to time.

5.	Annual Bonus – Effective 01 January 2012, Callaway shall provide you an opportunity to earn an annual bonus based upon participation in Callaway’s applicable bonus plan as it may or may not exist from time to time. The bonus target percentage is forty percent (40%) of your annual Base Salary. Any annual bonus earned pursuant to an applicable bonus plan shall be payable in the first quarter of the following year. You acknowledge and agree that any bonus that Callaway may choose to pay, or not to pay, is completely discretionary, and that there may be times when no bonus is paid. You will not be paid any bonus unless you are an employee of Callaway and have not received notice, nor given notice, as of the date of payment of such bonus. The amount of any bonus paid to you by Callaway will be inclusive of any superannuation that may be payable on that bonus from time to time.